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                                                                      EXHIBIT 11




                           MONARCH DENTAL CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                           THREE MONTHS ENDED MARCH 31,
                                                           ---------------------------
                                                                2000           1999
                                                           ------------   ------------

Net income                                                 $      1,461   $        614
                                                           ============   ============



Weighted average common shares outstanding                       12,838         12,086
Weighted average common equivalent shares outstanding               474             --
                                                           ------------   ------------
Weighted average common and common equivalent
   shares outstanding                                            13,312         12,086
                                                           ============   ============



NET INCOME PER COMMON SHARE:

Net income                                                 $       0.11   $       0.05
                                                           ============   ============



NET INCOME PER COMMON SHARE - ASSUMING DILUTION:

Net income                                                 $       0.11   $       0.05
                                                           ============   ============

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